Exhibit 5.1

May 21, 2007

AVANT Immunotherapeutics, Inc.
119 Fourth Avenue
Needham, Massachusetts 02494
Attn:  Dr. Una S. Ryan

Re:      Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by AVANT Immunotherapeutics, Inc., a Delaware corporation (the “Company”) of up to $40,000,000 aggregate public offering price of the Company’s Common Stock, $0.001 par value per share (the “Shares”), warrants to purchase Common Stock (the “Warrants”, and together with the Shares, the “Securities”), and the rights to purchase shares of Series C-1 Junior Participating Cumulative Preferred Stock, which are attached to all shares of Common Stock (the “Associated Rights”). The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and terms to be set forth on one or more prospectus supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that:  (i) when the Securities and the Associated Rights are specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Resolution”), (ii) upon receipt by the Company of the full consideration therefor as provided in the Authorizing Resolution and (iii) upon the issuance of the Securities and the Associated Rights as described in the Registration Statement and a Prospectus Supplement that is consistent with the Authorizing Resolution, the Shares and Associated Rights will be validly issued, the Shares will be fully paid and non-assessable and the Warrants will be binding obligations of the Company.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities. This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion after the date hereof.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,
/s/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP